Exhibit 10.1

ALCOA CORPORATION

TERMS AND CONDITIONS FOR RESTRICTED SHARE UNITS

These terms and conditions, including Appendices attached hereto (the “Award Terms”), are authorized by the People and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcoa Corporation (the “Company”). They are deemed to be incorporated into and form a part of the Award of Restricted Share Units issued on or after July 29, 2026, under the Alcoa Corporation Stock and Incentive Compensation Plan (as Amended and Restated) (the “Plan”).

Terms that are defined in the Plan have the same meanings in the Award Terms (including “Shares”, which, for the avoidance of doubt, are listed on the New York Stock Exchange).

General Terms and Conditions
1.
Restricted Share Units are subject to the provisions of the Plan and the provisions of the Award Terms. If the Plan and the Award Terms are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Terms by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Participant’s account with the Company’s designated stock plan broker or service provider (the “Broker”), subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board has authorized that dividend equivalents be accrued and paid on Restricted Share Units in accordance with paragraphs 2 and 4 below. Any dividend equivalents will be subject to the same applicable terms and conditions (including vesting, timing of payment, forfeitability and clawback) as apply to the Restricted Share Units on which the dividend equivalents were credited.
Vesting and Payment
2.
A Restricted Share Unit Award that is not subject to performance conditions pursuant to paragraph 39 will vest ratably in one-third increments on the first, second, and third anniversary dates of the grant date and, subject to paragraphs 3, 4, 15, 16, 17, 18, and 21, will be paid to the Participant in Shares on each applicable vesting date or within 90 days after each applicable vesting date (or, if it is not practicable to make payment by such date, as soon as practicable thereafter, but in no event later than the end of the calendar year in which the applicable vesting date occurs and/or later than the time permitted under Section 409A of the Code).

A Restricted Share Unit Award that is subject to performance conditions pursuant to paragraph 39 will become earned and payable, if at all, based on the Company’s performance over a three-year performance period and, subject to paragraphs 3, 4, 15, 16, 17, 18, 21, and 39, will vest on the later of the third anniversary of the grant date and the date on which the Committee certifies the performance conditions and be paid to the Participant in Shares within 90 days thereafter (or, if it is not practicable to make payment by such date, as soon as practicable thereafter, but in no event later than the end of the calendar year in which the vesting date occurs and/or later than the time permitted under Section 409A of the Code).

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3.
Notwithstanding the foregoing, except as provided in paragraph 4, if a Participant’s employment with the Company (including its Subsidiaries) is terminated before the Restricted Share Units fully vest, the Award, to the extent unvested, is forfeited and automatically canceled.
4.
The following are exceptions to the rules in paragraph 3:
•
Death or Disability: Restricted Share Units held by a Participant who dies while an Employee, or who is permanently and totally disabled (as defined below) while an Employee, are not forfeited but will continue to vest and be paid (and, if earned, in the case of Restricted Share Units subject to performance conditions), on the original stated vesting date(s) set forth in paragraph 2.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination of whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

•
Change in Control: Restricted Share Units vest if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. Notwithstanding anything in the Award Terms to the contrary, if a Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), the vested Restricted Share Units (whether vested pursuant to the preceding sentence or otherwise and with vesting determined under Section 409A of the Code) will be paid to the Participant within 30 days following the Change in Control. If the Change in Control does not so qualify, the vested Restricted Share Units will be paid to the Participant on the original stated vesting date(s) set forth in paragraph 2.
•
Termination Following Change in Control: As further described in the Plan, if a Replacement Award is provided following a Change in Control, but within 24 months of such Change in Control the Participant’s employment is terminated without Cause (as defined in the Alcoa Corporation Change in Control Severance Plan, as amended from time to time (the “CIC Plan”)) or by the Participant for Good Reason (as defined in the CIC Plan), the Replacement Award will continue to vest and be paid to the Participant on the original stated vesting date(s) set forth in paragraph 2.
•
Retirement: Unless otherwise determined by the Committee or its delegate, Restricted Share Units will not be forfeited if they are held by a Participant who

Restricted Share Units – Ratable Vesting

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terminates employment due to Retirement (as defined in the Plan) at least six months after the grant date. In such event, the Restricted Share Units will continue to vest and be paid (and, if earned, in the case of Restricted Share Units subject to performance conditions), on the original stated vesting date(s) set forth in paragraph 2.
•
Divestiture: If Restricted Share Units are held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company (each, a “Divestiture”) and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of the Company, for Participants other than those subject to the short-swing profit rules of Section 16(b) of the Exchange Act (a “Section 16 Insider”), or, at the discretion of the Committee for Section 16 Insiders, as the case may be, the Restricted Share Units will not be forfeited and will continue to vest and be paid (and, if earned, in the case of Restricted Share Units subject to performance conditions), on the original stated vesting date(s) set forth in paragraph 2; provided, however, that the Restricted Share Units will be paid in cash and not in Shares, and further provided that, if the Company determines that the Divestiture of a business qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), the payment timing may be accelerated to occur within 30 days following the Divestiture. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “Divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.
•
Involuntary Termination without Cause: In circumstances other than a Divestiture or in connection with a Change in Control as described above, if a Participant is involuntarily terminated without Cause (as defined below) from employment with the Company or a Subsidiary at least one year after the grant date, the Restricted Share Units will not be forfeited in whole but only in part upon termination of employment. The portion of the Restricted Share Units that is not forfeited will remain outstanding and continue to vest on the original stated vesting date(s) set forth in paragraph 2 and is calculated for each vesting period or performance period, as applicable, based on the number of days during such vesting period (or performance period in the case of Restricted Share Units subject to performance conditions) that the Participant was actively employed with the Company or a Subsidiary, with any remaining amount being automatically forfeited as follows: the actual number of days the Participant was actively employed during the applicable vesting period (or performance period in the case of Restricted Share

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Units subject to performance conditions) divided by the total number of days in the applicable period (with the resulting Restricted Share Units rounded up to the next whole unit). For example, a Participant who is involuntarily terminated without Cause from employment with the Company (or a Subsidiary) at the end of the 18th month following the grant of an Award that is not subject to performance conditions that vests ratably in one-third increments on the first, second, and third anniversary dates of the grant date will receive one-half of the second tranche of the Award on the applicable vesting date, with the first tranche having previously vested on the first anniversary of the grant date and the third tranche of the Award being automatically forfeited in full upon termination. Similarly, a Participant who is involuntarily terminated without Cause from employment with the Company (or a Subsidiary) at the end of the last day of the first year of a three-year performance period for an Award that is subject to performance conditions will receive one-third of the Award on the applicable vesting date, if earned, with the remaining two-thirds of the Award being automatically forfeited upon termination.

For purposes of this bullet and the last bullet of this paragraph 4:

if the Participant participates in the CIC Plan, “Cause” shall have the meaning set forth in such plan and shall additionally include (a) any violation by the Participant of the Company’s Code of Conduct, or similar codes and/or policies (as may be implemented and/or amended from time to time) that results in financial or reputational harm to the Company, as determined in the Committee or its delegate’s sole discretion or (b) the Participant’s breach of the Restrictive Covenants (as defined in paragraph 15); and

if the Participant does not participate in the CIC Plan, “Cause” means (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company or Subsidiary employer that has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board or the Participant’s direct supervisor, which demand specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, (ii) the willful engaging by the Participant in conduct which is injurious to the Company or a Subsidiary, reputationally, monetarily or otherwise; (iii) the Participant’s fraud or acts of dishonesty relating to the Company or any of its Subsidiaries; (iv) any violation by the Participant of the Company’s Code of Conduct, or similar codes and/or policies (as may be implemented and/or amended from time to time) that results in financial or reputational harm to the Company, as determined in the Committee or its delegate’s sole discretion; (v) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or any of its Subsidiaries or indictment for any felony; or (vi) the Participant’s breach of the Restrictive Covenants (as defined in paragraph 15). For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be

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done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company.

•
Termination for Cause: In circumstances other than in connection with a Change in Control as described above, if a Participant is terminated from employment with the Company or a Subsidiary for Cause (as defined above), Restricted Share Units held by such Participant shall be forfeited and immediately canceled. In addition, in circumstances other than in connection with a Change in Control as described above, if a Participant is terminated from employment with the Company or a Subsidiary for Cause (as defined above), the Committee in its discretion may require that the Participant repay to the Company any and all Shares previously paid to the Participant pursuant to the Award Terms (or the equivalent value in cash at the time of such repayment), subject to the time limitations described in Paragraph 15 in the case of a breach of the Restrictive Covenants.
5.
A Participant will receive one Share upon the vesting and payment of a Restricted Share Unit. Notwithstanding the foregoing or anything in the Award Terms to the contrary, to the extent that payment in Shares is prohibited under applicable law or would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant’s country, or as otherwise deemed necessary by the Company for Participants to meet applicable tax obligations, the Company in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan and the Award Terms.
Taxes
6.
All taxes required to be withheld under applicable tax laws in connection with the vesting and payment of Restricted Share Units must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 16(k) of the Plan, but will generally withhold from the Shares to be issued upon payment of the Restricted Share Units that number of Shares with a Fair Market Value on the vesting date equal to the taxes required to be withheld at the minimum required rates, or at any other rate approved by the Committee, up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is a Section 16 Insider, the Company will withhold Shares from the Shares to be issued upon payment of the Restricted Share Units, as described herein, at the minimum required rates or such other rates approved by the Committee, and other means will not be used to satisfy such tax withholding obligations.
Beneficiaries
7.
If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of

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the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form will generally be available from the Broker or may otherwise be obtained from the Company.
8.
Beneficiary designations on an approved form will be effective at the time received by the Company, including, as applicable, through submission to the Broker. A Participant may revoke a beneficiary designation at any time by written notice to the Company, including as applicable, through submission to the Broker, or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.
9.
Reserved.
10.
The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.
11.
Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Units upon vesting and payment. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.
12.
Should a beneficiary die after the Participant but before the Restricted Share Units are paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in Restricted Share Units, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”
13.
If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.
Adjustments
14.
In the event of an Equity Restructuring or other transaction described in Section 4(f) of the Plan, the Committee will equitably adjust the Restricted Share Units as it deems appropriate in accordance with the terms of the Plan. The adjustments authorized by the Committee will be final and binding.

Restricted Share Units – Ratable Vesting

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Restrictive Covenants
15.
Generally. By accepting the Award Terms, the Participant acknowledges that the Restricted Share Units granted under the Plan serve as consideration for the Participant’s agreement to the restrictive covenants set forth herein
(the “Restrictive Covenants”) and, as further described in Paragraph 21, that any unvested Restricted Share Units will be forfeited, along with any related dividend equivalents that have been credited to such Restricted Share Units, as of the date the Participant violated any such covenants, and any Shares received upon vesting of Restricted Share Units may be subject to repayment to the Company if the payment of such Shares occurred within 24 months of the date of the Participant’s separation from the Company. The provisions herein are appropriate in light of the position the Participant has with the Company, the business relationships the Participant has and will develop both inside and outside of the Company while employed by the Company or any entity in which the Company, directly or indirectly, owns or controls more than a 20% interest, the Participant’s knowledge of the Company’s business affairs (including Confidential Information (as defined below)) that the Participant has or will be exposed to because of the Participant’s position, the unique and extraordinary services the Participant provides to the Company, the Company’s desire and need to further its legitimate business interests, and continuing consideration that the Participant will receive from the Company. Notwithstanding anything herein to the contrary, if the Participant is subject to similar restrictive covenants set forth in a separate, stand-alone agreement with the Company or a Subsidiary (the “Existing Covenants”), then the Existing Covenants, rather than the equivalent Restrictive Covenants set forth in paragraphs 16 through 18 herein, shall apply to the Participant, and the Participant’s violation of the Existing Covenants shall be treated as a violation of the equivalent Restrictive Covenants in paragraphs 16 through 18 herein, as applicable. For purposes of paragraphs 15 through 20 herein, the Company is defined to include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Participant worked or had responsibility for at the time of termination of the Participant’s employment and at any time during the 18-month period prior to such termination.

The Participant acknowledges and agrees that given the nature of the Company’s business, which is conducted throughout the world, the unique and extraordinary services the Participant will be providing to the Company and the Participant’s position of confidence and trust with the Company, the scope and duration of the Restrictive Covenants described below are reasonable and necessary to protect the legitimate business interests of the Company. The Participant further acknowledges that the Participant has received substantial consideration from the Company and that the Participant’s general skills and abilities are such that the Participant can be gainfully employed in noncompetitive employment, and that these Award Terms will in no way prevent the Participant from earning a living following the Participant’s employment with the Company.

The Participant also recognizes and agrees that any breach or threatened or anticipated breach of any part of the Restrictive Covenants set forth below will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the

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Company, the Participant agrees that the Company will be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these restrictive covenants.

16.
Restriction on Use of Company Confidential Information. The Participant has or will have access to and is privy to information which is confidential and proprietary to the Company (“Confidential Information”). Confidential Information includes, but is not limited to, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, employee performance data, patents, marketing and sales data, and business operations.

The Participant agrees to regard and preserve as confidential any and all Confidential Information pertaining to the Company’s operations and affairs. This includes all data and other information of every kind, whether expressed in writing or otherwise, which is not generally known or used outside of the Company and which gives it a competitive advantage over others who do not know or use it. All information which is either learned or obtained by the Participant during the Participant’s employment, and which the Participant knows, or has reason to believe includes Confidential Information, is expected to be treated in confidence. The Participant agrees to use Confidential Information only for the performance of the Participant’s duties for the Company and agrees not to disclose any Confidential Information the Participant acquires. This obligation of confidentiality shall continue indefinitely following the Participant’s termination of employment with the Company.

However, nothing contained in these Award Terms regarding the Participant’s obligation of confidentiality limits the Participant’s ability to file a charge/complaint, communicate or provide information to, or participate in an investigation with any federal, state, or local governmental regulatory or law enforcement agency (including the United States Securities and Exchange Commission) without notice to or approval from the Company. These Award Terms also do not limit the Participant’s right to receive an award for information provided to any federal, state, or local agency.

17.
Non-Competition. This Paragraph 17 is only applicable to Participants who are employees in Job Band 60 and above as of the Grant Date of this Award. During the Participant’s employment with the Company or a Subsidiary and for a period of one year thereafter (regardless of whether the Participant’s termination of employment is voluntary or involuntary), and to the fullest extent permitted by law and only where permitted by governing law, the Participant agrees that the Participant will not directly or indirectly engage in, carry on, or provide services to (paid or unpaid) or otherwise assist or be interested economically in any domestic or international business or firm (including any business in the process of being formed or planned) that is engaged or has active plans to become engaged in any line of business of the Company with which the Participant has had or for which the Participant provided direct functional accountability, leadership or support during the Participant’s last 18 months of employment with the Company (the “Competitive Business”), whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise. The Participant acknowledges and agrees that the Participant’s performance of services in relation to any Competitive Business during the above described one-year period

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would inevitably require the Participant to use and/or disclose the Company’s Confidential Information. However, the Participant may own up to 5% of the outstanding securities of any publicly traded company and shall not be prohibited from becoming employed by or associated with a private equity firm or hedge fund (or one of their portfolio companies), which has an investment in a Competitive Business as long as the Participant has no involvement whatsoever in any business (including the formation, planning, acquisition or investment in any business), which is or could be a Competitive Business.

The restrictions set forth in this Section 17 shall not be applicable to the Participant if the Participant lives in California, Minnesota, North Dakota and Oklahoma. Similarly, this restriction shall not be applicable to the Participant if the Participant lives in any jurisdiction that permits non-competition restrictions only if certain compensation thresholds or other conditions have been satisfied, and the Participant does not meet such compensation thresholds or conditions.

18.
Non-Solicitation. During the Participant’s employment with the Company or a Subsidiary and for a period of one year thereafter (regardless of whether the Participant’s termination of employment was voluntary or involuntary), and to the fullest extent permitted by law and only where permitted by governing law, the Participant agrees that the Participant will not directly or indirectly (a) solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason, or (b) solicit business from, or engage in business with, any current or future customer or supplier of the Company that the Participant met and dealt with during the Participant’s employment with the Company for any purpose. An improper solicitation will include any type of written or unwritten communication, including but not limited to, status updates, tweets, etc. on any type of social network to include, but not be limited to, LinkedIn, Facebook, X, etc., which are targeted to a particular employee, customer or supplier. A general public advertisement or solicitation for potential employees shall not be considered a breach of this paragraph. In the event that the Participant becomes aware that any present or future employee of the Company has been hired by any business or firm with which the Participant is then affiliated, the Participant will immediately notify the Chief Human Resources Officer of the Company to confirm the Participant’s non-solicitation of said employee.

With respect to customer non-solicitation, this restriction shall not be applicable to the Participant if the Participant lives in any jurisdiction that does not permit customer non-solicitation restrictions. Similarly, this restriction shall not be applicable to the Participant if the Participant lives in any jurisdiction that permits customer non-solicitation restrictions only if certain compensation thresholds or conditions have been satisfied, and the Participant does not meet such compensation thresholds or conditions.

With respect to vendor/supplier non-solicitation, this restriction shall not be applicable to the Participant if the Participant lives in any jurisdiction that does not permit customer non-solicitation restrictions. Similarly, this restriction shall not be applicable to the Participant if the Participant lives in any jurisdiction that permits vendor or supplier non-solicitation restrictions only if certain compensation thresholds or conditions have been satisfied, and the Participant does not meet such compensation thresholds or conditions.

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19.
DTSA. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.
20.
Tolling. In the event that any court of competent jurisdiction finds that the limitations set forth in paragraphs 16 through 18 are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court will have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions will then be enforced as modified.
Repayment/Forfeiture/Clawback
21.
As an additional condition of receiving the Restricted Share Units, the Participant acknowledges and agrees that the terms and conditions set forth in the Alcoa Corporation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in the Award Terms by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to certain Awards and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant under the Plan, the Alcoa Corporation Annual Cash Incentive Compensation Plan (as Amended and Restated), or any successor plan(s). Notwithstanding any provisions in the Award Terms to the contrary, certain Awards granted under the Plan and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting an Award under the Plan and pursuant to the Award Terms, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and other applicable policies and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an Award, any gains or earnings related to an Award, or any other applicable compensation, including, without limitation, annual

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cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

Further, if a Participant is determined to have breached any of the Existing Covenants or Restrictive Covenants set forth above (as applicable) or violated the Company’s Code of Conduct, or similar codes and/or policies (as may be implemented and/or amended from time to time), Restricted Share Units held by such Participant (and any related dividend equivalents that have been credited to such Restricted Share Units) shall be forfeited and immediately canceled. In addition, if a Participant is determined to have breached any of the Existing Covenants or Restrictive Covenants set forth above (as applicable) or violated the Company’s Code of Conduct, or similar codes and/or policies (as may be implemented and/or amended from time to time), the Committee in its discretion may require that the Participant repay to the Company any and all Shares previously paid to the Participant pursuant to Award Terms (or the equivalent value in cash at the time of such repayment), subject to the time limitations described in Paragraph 15 in the case of a breach of the Restrictive Covenants.

Miscellaneous Provisions
22.
Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Terms, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.
23.
Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution, or as otherwise provided in the Plan, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
24.
Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Restricted Share Units shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Terms.

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25.
Notices. Any notice required or permitted under the Award Terms shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, fax, or other electronic means, or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.
26.
Severability and Judicial Modification. If any provision of the Award Terms is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Terms and all other provisions shall remain valid and enforceable.
27.
Successors. The Award Terms shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.
28.
Appendices. Notwithstanding any provisions in the Award Terms, for Participants residing and/or working outside the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in Appendix A to the Award Terms for all Non-U.S. Participants and to any country-specific special terms and conditions for the Participant’s country set forth in Appendix B to the Award Terms. Further, Appendices C and D include information for European Union / European Economic Area Participants. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendices B, C and D will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of the Award Terms.
29.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
30.
Compliance with Code Section 409A. It is intended that the Restricted Share Units granted pursuant to the Award Terms be compliant with (or exempt from) Section 409A of the Code and the Award Terms shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Terms and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation

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to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Units granted pursuant to the Award Terms satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Terms or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
31.
Waiver. A waiver by the Company of breach of any provision of the Award Terms shall not operate or be construed as a waiver of any other provision of the Award Terms, or of any subsequent breach by the Participant or any other Participant.
32.
No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
33.
Governing Law and Venue. As stated in the Plan, the Restricted Share Units and the provisions of the Award Terms and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Units will be exclusively in the courts in the State of Delaware, including the Federal Courts located therein (should Federal jurisdiction exist).
34.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
35.
Entire Agreement. The Award Terms and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof (including, without limitation, the obligations and understandings set forth in Sections 16(e) and (f) of the Plan), and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.
36.
Employment at Will. Nothing in the Award Terms or the Plan provides the Participant with any right to continue in the Company’s or any of its Affiliates’ employ for any period of specific duration or interfere with or otherwise restrict in any way the Participant’s or the rights of the Company and its Affiliates to terminate the Participant’s service at any time for any reason, with

Restricted Share Units – Ratable Vesting

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or without cause, subject to applicable law. The Participant’s status with the Company and its Affiliates will accordingly remain at will.
37.
Amendments. Except as otherwise provided herein or the Plan, these Award Terms may be amended or modified at any time by an instrument in writing signed by the parties hereto or by the Company without the consent of the Participant if such action would not materially impair the rights of the Participant under this Award.
Acceptance of Award
38.
The Participant must accept the grant of the Restricted Share Units and the Award Terms (including, without limitation, paragraphs 15, 16, 17, 18 and 21 herein, and the incorporated terms of the Plan) in such manner as prescribed by the Company within 60 days of the date of grant; provided, however, that the Participant may reject the Restricted Share Units in accordance with Section 16(c) of the Plan. The Company has no obligation to issue Shares to the Participant if the Participant does not accept the Restricted Share Units and the Award Terms.
Performance Feature
39.
If the vesting of Restricted Share Units is subject to a performance condition, the following additional terms and conditions will apply to the Award:
•
The Participant will have the right to receive from 0% to 200% of the number of Shares indicated on the grant date, based on achievement of performance goals established by the Committee for the Award.
•
The performance period is three years, which may consist of a single performance period or multiple interim periods as determined by the Committee. The details of such performance period, including its length, will be communicated to the Participant under separate cover.
•
Achievement of performance objectives will be determined or certified by the Committee following the end of the applicable period.
•
Except as otherwise set forth in paragraph 4 of the Award Terms or below in this “Performance Feature” section, vesting of the Award will occur upon satisfaction of the time-based vesting conditions set forth in paragraph 2 of the Award Terms and vesting and payment of the Award will be based on the extent to which the performance objectives established by the Committee have been attained. In any case, except where payment of the Award is made upon a Change in Control within the meaning of Treas. Reg. § 1.409A-3(i)(5), in no event will payment of the Award occur outside of the time period set forth in paragraph 2.

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•
In the event of termination of the Participant’s employment with the Company (including its Subsidiaries) before the vesting of the Restricted Share Units by reason of death, disability, Retirement, Divestiture, or involuntary termination without Cause, each as described in paragraph 4, payment of the Restricted Share Units (or portion thereof in the case of an involuntary termination without Cause) will be based on the extent to which the performance objectives established by the Committee have been attained following the end of the performance period.
•
In the event of a Change in Control, the performance feature of the Award will cease to apply and the Award will be converted into a time-based award in accordance with the formula set forth in Section 12(a)(v) of the Plan. The vesting and payment of such Award will then be governed in accordance with paragraph 4.

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